Exhibit 99.1

KeyCorp and Scotiabank Receive Regulatory Approval To

Complete Strategic Minority Investment

CLEVELAND, Dec. 13, 2024 /PRNewswire/ — KeyCorp (NYSE: KEY) announced today that all required regulatory approvals have been received for completion of The Bank of Nova Scotia’s (“Scotiabank”) strategic minority investment in Key as announced on August 12, 2024.

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) approved the approximately 10% remaining investment by Scotiabank, which is expected to close in 2024. The initial investment of 4.9% was completed on August 30, 2024.

“We are pleased to receive final regulatory approval from the Federal Reserve to complete the strategic minority investment we announced in August,” said KeyCorp Chairman and Chief Executive Officer, Chris Gorman. “We have already seen meaningful results from the first tranche of this investment as we continue to strengthen our strategic position. Completing this transaction will create additional capacity for growth, enabling further investments in targeted scale across our franchise.”

About KeyCorp

KeyCorp’s roots trace back nearly 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $190 billion at September 30, 2024.

Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

About Scotiabank

Scotiabank’s vision is to be our clients’ most trusted financial partner and deliver sustainable, profitable growth. Guided by our purpose: “for every future,” we help our clients, their families and their communities achieve success through a broad range of advice, products and services, including personal and commercial banking, wealth management and private banking, corporate and investment banking, and capital markets. With assets of approximately $1.4 trillion (as at October 31, 2024), Scotiabank is one of the largest banks in North America by assets, and trades on the Toronto Stock Exchange (TSX: BNS) and New York Stock Exchange (NYSE: BNS). For more information, please visit www.scotiabank.com and follow us on X @Scotiabank.

For investor inquiries only:

Brian Mauney, Investor Relations, KeyCorp

brian_mauney@keybank.com

For media inquiries only:

Susan Donlan, Corporate Communications, KeyCorp

susan_e_donlan@keybank.com